UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/19/2012

Mondelez International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-16483

Virginia	52-2284372
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Three Parkway North
Deerfield, IL 60015
(Address of principal executive offices, including zip code)

(847) 943-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 3, 2012, we announced that Executive Vice President and President, Developing Markets, Sanjay Khosla, was retiring in the spring of 2013.

On December 19, 2012, as approved by the Human Resources and Compensation Committee of our Board of Directors ("HRCC"), one of our wholly-owned subsidiaries, Mondelez Global LLC ("MG"), entered into an Agreement Upon Retirement and General Release (the "Agreement") with Mr. Khosla to provide him with additional benefits following his retirement on March 31, 2013. We do not typically provide additional benefits to similarly situated retiring employees. The additional benefits are consideration for Mr. Khosla's agreement to the following restrictive covenants: (i) that he will not, without our prior written approval, work for, or provide services, directly or indirectly, to specified competitors; (ii) that he will not solicit our employees to work for another entity; and (iii) that Mr. Khosla will maintain the confidentiality of our proprietary information, will not disparage or discredit us or any of our affiliates and will provide a general release of any claims arising out of his employment. Mr. Khosla will receive a pro-rata 2013 Management Incentive Plan payment for the period from January 1, 2013 through March 31, 2013, based upon his individual target and the actual 2013 business unit rating. With regard to performance shares awarded under the Long-Term Incentive Plan (LTIP), based upon the respective actual ratings determined by the HRCC, Mr. Khosla's target performance shares will be adjusted to equal two-thirds of the original target shares granted for the 2011 - 2013 LTIP, and one-third of the original target shares granted for the 2012 - 2014 LTIP. Under the terms of the 2005 Mondelez International Amended and Restated Performance Incentive, Mr. Khosla's unvested Mondelez International restricted stock awards, which were granted in 2011 and 2012, will be forfeited upon his retirement. However, if Mr. Khosla complies with all of the restricted covenants in the Agreement, the forfeited restricted stock awards will be replaced with the equivalent value of deferred stock award units that vest in accordance with a specified vesting schedule. The vesting of restricted stock awarded in 2011 and 2012 by Kraft Foods Group, Inc. will be accelerated to March 31, 2013, Mr. Khosla's last day of work.

On December 19, 2012, MG also entered into a Consulting Agreement with Mr. Khosla. Under the Consulting Agreement, Mr. Khosla will provide consulting services in the leadership development arena from April 1, 2013 to December 31, 2013. For 25 days of consulting services, we agree to pay a monthly retainer of $13,888.89 from April, 2013 to December 2013. To the extent that Mr. Khosla provides consulting services in excess of 25 days, we will pay him a daily rate of $5,000.00. During the term of the Consulting Agreement, we will reimburse Mr. Khosla for any reasonable expenses, connected with his consulting services.

The forgoing descriptions of the Agreement and the Consulting Agreement are qualified in their entirety by reference to the complete terms and conditions of the agreements filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

Please see Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mondelez International, Inc.

Date: December 26, 2012	By:	/s/ David H. Pendleton
David H. Pendleton
Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Agreement Upon Retirement and General Release, dated as of December 19, 2012.
EX-10.2	Consulting Agreement for Sanjay Khosla, dated as of December 19, 2012.